Exhibit 99.2

THE GLOBAL ECONOMY AND REAL ESTATE MARKETS Raymond Torto Chairman, Global Research

GLOBAL OUTLOOK: MODEST BUT IMPROVING! Quarterly Real GDP, Year-over-Year % Change Forecast Source: IHS Global Insight, Q3 2013.

GLOBAL SUPPLY AND DEMAND Source: CBRE Research Q2 2013 The global series is a simple aggregation of the three regional series; EMEA, Asia, US/Canada. The Asian markets include: Beijing, Shanghai, Guangzhou, Hong Kong, Taipei, Tokyo, Seoul, Singapore, Bangkok, Manila, HCMC, Hanoi, Kuala Lumpur, New Delhi, Mumbai, and Bangalore. The EMEA markets include: Amsterdam, Barcelona, Berlin, Brussels, Copenhagen, Dublin, Frankfurt, London City, London West End, Madrid, Munich, Paris, Prague, Vienna, Warsaw and Zurich. The US and Canadian Markets include CBRE-Econometric Advisors’ Sum of Markets. This chart covers all office stock, not just prime.

U.S. INTEREST RATES AND COMMERCIAL REAL ESTATE PRICING

Cap rate (%) is composed of: Risk free rate Risk premium Liquidity premium Expected NOI growth Susceptible to Rate Shock? CONCEPTUAL CAP RATE COMPOSITION (%)

GROWTH IS NOT ENOUGH

40% of knowledge workers will have abandoned or removed their desk phone by the end of 2013. Source: Gartner Research 50% of the US workforce is predicted to be independent contractors by 2020. Source: U.S. Bureau of Labor Statistics Real estate currently represents one of the largest costs of doing business, second only to labor. Traditional office space has a utilization rate of 50%. Source: Various Industry Studies CEOs have a new strategy in the unending war for talent. They are creating more open and collaborative cultures – encouraging employees to connect, learn from each other and thrive in a world of rapid change. Source: IBM Global CEO Insights Report 2012 A CHANGING WORKFORCE A WAR FOR TALENT UNDERUTILZATION OF SPACE

March 5, 1770 BOSTON CENTER OF GRAVITY Built in 1705

BOSTON 4 TOWERS AT CENTER VS. SEAPORT SUB-MARKET Source: CBRE Econometric Advisors, data as of Q4 2012.